STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:01 PM 09/20/2002
020587319 – 3571182

CERTIFICATE OF FORMATION

OF

SJM Cap, LLC

This Certificate of Formation of SJM Cap, LLC (the “Company), dated September 20, 2002, is being duly executed and filed by Maria Corpora, an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, Del. Code, tit. 6, §18-101 et seq., as amended from time to time (the “Act”).

1.           Name.  The name of the limited liability company formed hereby is “SJM Cap, LLC”

2.           Registered Office.  The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.           Registered Agent.  The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

AUTHORIZED PERSON

/s/ Maria Corpora
Maria Corpora